Terra Property Trust, Inc.

550 Fifth Avenue, 6th Floor

New York, New York 10036

July 14, 2022

VIA EDGAR AND E-MAIL

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, NE

Washington, D.C. 20549

Attention: Nana McLean

Re:	Terra Property Trust, Inc. (the “Company”) Registration Statement on Form S-4 (File No. 333-265836), as amended (the “Registration Statement”)—Acceleration Request

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended (the “Securities Act”), the Company hereby requests that the Securities and Exchange Commission (the “Commission”) accelerate the effective date of the above-referenced Registration Statement and declare the Registration Statement effective under the Securities Act at 4:00 p.m., Eastern Time, on July 18, 2022, or as soon thereafter as practicable. We also request that the Commission specifically confirm such effective date and time to us in writing.

[Signature Page Follows]

Sincerely,

TERRA PROPERTY TRUST, INC.

By:	/s/ Vikram S. Uppal
Vikram S. Uppal
Chief Executive Officer